Exhibit 99.2

Designated Filer:	Insight Holdings Group, LLC
Issuer & Ticker Symbol:	Alteryx, Inc. [AYX]
Date of Event Requiring Statement:	August 30, 2018

JOINT FILERS’ NAMES AND ADDRESSES

1.              Insight Venture Partners Coinvestment Fund III, L.P.

2.              Insight Venture Partners Coinvestment Fund (Delaware) III, L.P.

3.              Insight Venture Associates Coinvestment III, L.P.

4.              Insight Venture Associates Coinvestment III, Ltd.

5.              Insight Holdings Group, LLC

The business address for each of the above reporting persons is:

c/o Insight Venture Partners

1114 Avenue of the Americas, 36th Floor

New York, NY 10036